                                  EXHIBIT 11.0

                          IHOP CORP. AND SUBSIDIARIES

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                                                            THREE MONTHS           SIX MONTHS
                                                                               ENDED                 ENDED
                                                                              JUNE 30,              JUNE 30,
                                                                        --------------------  --------------------
                                                                          1999       1998       1999       1998
                                                                        ---------  ---------  ---------  ---------
NET INCOME PER COMMON SHARE--BASIC
  Weighted average shares outstanding.................................     19,935     19,675     19,876     19,587
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------
  Net income available to common shareholders.........................  $   7,852  $   6,463  $  14,437  $  11,164
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------
  Net income per share--basic.........................................  $     .39  $     .33  $     .73  $     .57
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------
NET INCOME PER COMMON SHARE--DILUTED
  Weighted average shares outstanding.................................     19,935     19,675     19,876     19,587
  Net effect of dilutive stock options based on the treasury stock
    method using the average market price.............................        450        418        421        376
                                                                        ---------  ---------  ---------  ---------
    Total.............................................................     20,385     20,093     20,297     19,963
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------
  Net income available to common shareholders.........................  $   7,852  $   6,463  $  14,437  $  11,164
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------
  Net income per share--diluted.......................................  $     .39  $     .32  $     .71  $     .56
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------